EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Fletcher Chamberlin

Investor Relations

+1 503 726 7710

fletcher.chamberlin@fei.com

FEI Company Sees Another Strong Bookings Quarter

Hillsboro, OR/January 5, 2009—FEI Company (Nasdaq: FEIC), a leading provider of high-resolution imaging and analysis systems, today announced that, based on preliminary results, its gross bookings for the fourth quarter of 2008 are projected to be above $170 million.

On October 26, the company announced during its public investor conference call that it expected gross bookings to be above $150 million, assuming foreign currency exchange rates stayed at the same level as the end of the third quarter, when the euro/dollar exchange rate was $1.46. The actual exchange rate at the end of the fourth quarter was $1.39.

Preliminary bookings results are subject to completion of standard review and documentation of all customer purchase orders. Gross bookings will also be reduced by approximately 5% to 8% due to the normal quarterly revaluation of the company’s backlog.

“Our strong bookings performance in a difficult economic environment is based on our technology leadership and the diversity of our markets and geographic scope,” commented Don Kania, FEI’s president and CEO. “Life Sciences bookings were paced by several orders for our Titan Krios S/TEM from leading research institutions around the globe, and our Research bookings remained robust, offsetting industry-wide weakness in semiconductor and data storage markets. Our strong fourth-quarter bookings follow our record third quarter total and reaffirm the visibility we have for our performance in the first half of 2009.”

For comparison purposes, net bookings in the third quarter of 2008 were $175.3 million, and net bookings in the fourth quarter of 2007 were $156.3 million.

FEI expects to report full financial results for the fourth quarter of 2008 on Thursday, February 5, at the close of regular trading.

About FEI Company

FEI (Nasdaq: FEIC) is the world leader in pioneering technologies and applications that deliver imaging solutions for 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström level. Our customers, working in advanced research and manufacturing, are supported by field-experienced applications specialists. They have open access to FEI’s prestigious global user network so they can succeed in accelerating nanoscale discovery and contribute to better living through new product commercialization. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where our world-class community of customers and specialists collaborate on the ongoing development of new ideas and innovative solutions. FEI has sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Safe Harbor Statement

This press release contains forward-looking statements about FEI’s bookings results in the fourth quarter of 2008 and the expected impact of the backlog of unfilled orders on 2009 results. Factors that could affect these forward-looking statements include, but are not limited to, inability to complete required documentation to complete bookings, customer decisions to change or cancel orders, and inability to ship products due to technical difficulties, parts availability or other manufacturing difficulties. Please also refer to the company’s Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update any forward- looking statements.

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